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EXHIBIT 10.43

May 28th, 2002

Andrew Uprichard, MD
92 Bullard St.
Sherborn, MA 01770

Dear Andrew,

        I am pleased to offer you the position of Chief Operating Officer reporting to myself at a bi-weekly rate of $11,153.85, which annualizes to $290,000 per year. For the first year only (August 1, 2002 though December 31st, 2002), we will pay your cash bonus as a signing bonus of $25,000. For 2003 and beyond, your bonus target will be 20%, subject to being an employee in good standing. Compensation is reviewed every January for all employees and is subject to performance-based increases. Your first review will be in January of 2003.

        Employment at ArQule is at-will and is contingent upon your execution of the company's standard Non-Disclosure & Inventions Agreement and verification of authorization to work in the United States. In the event of termination without cause, (cause including, but not being limited to, failure to perform duties, refusal to follow reasonable instructions, dishonesty, moral turpitude or breach of confidentiality) or in the event of a change in control resulting in the scope of your responsibilities being substantially reduced, you will be eligible to receive 12 months of salary and benefits.

        Subject to the approval of the ArQule Board of Directors, you would also receive 125,000-150,000 options to purchase common stock of ArQule, Inc. These options would vest at a rate of twenty-five percent annually commencing on the first anniversary of your employment with ArQule.

        You and your dependents are entitled to ArQule's comprehensive health package including medical and dental. You are also provided life insurance at two times your annual salary up to $300,000 and long and short-term disability insurance. In addition, you will receive four weeks of paid leave, which will be accrued on a monthly basis. You will also be eligible to enroll in our company sponsored 401K Plan on the first day of any quarter.

        ArQule is an organization that is building an outstanding reputation for innovation in Drug Discovery. Credit for this goes to every one of our employees. We look forward to you accepting our offer and becoming part of the ArQule Team as of July 22, 2002.

        If you need further information regarding this offer or any other aspect of employment at ArQule feel free to reach me either by phone (781)-994-3311 or via email at shill@arqule.com

        With best regards,

/s/ Stephen A. Hill Stephen Hill Chief Executive Officer, ArQule, Inc.	Accepted by: /s/ Andrew Uprichard Andrew Uprichard

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  EXHIBIT 10.43